EXHIBIT 99.1

NEWS
RELEASE

2003-14

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL SUES HOLLY CORP. FOR
BREACH OF MERGER AGREEMENT

HOUSTON, TEXAS, August 20, 2003 – Frontier Oil Corporation (NYSE: FTO) announced today that Holly Corporation (AMEX: HOC) has advised Frontier that Holly is not willing to proceed with the parties’ pending merger agreement on the agreed terms. As a result of Holly’s breach, Frontier has filed suit for damages in the Delaware Chancery Court in order to obtain the benefits of the March 30, 2003 merger agreement for Frontier’s shareholders.

James R. Gibbs, Chairman, President and CEO of Frontier, said that the Hart Scott Rodino waiting period had expired and clearance from the Securities and Exchange Commission was expected shortly. “While we preferred to proceed with the merger and continue to believe that it was in the best interests of both Frontier and Holly shareholders, Holly has backed out of the merger agreement and therefore we have instructed our attorneys to proceed in the Delaware court in order to protect our shareholders’ interests.”

A copy of the lawsuit is available in the investor relations section of Frontier’s website at www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future events and operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

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